UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 16, 2006 (May 10, 2006)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51567 (Commission File Number)	04-3454702 (I.R.S. Employer Identification No.)

439 South Union Street, 5th Floor Lawrence, MA (Address of principal executive offices)	01843 (Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Loan and Security Agreement with Silicon Valley Bank
     On May 15, 2006, NxStage Medical, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”). Under the Agreement, SVB has agreed to make term advances, on or prior to December 31, 2006, to the Company in the aggregate amount of $8,000,000; however, such aggregate term advances shall increase to $10,000,000 upon completion of an equity financing resulting in net cash proceeds to the Company of at least $40,000,000 (a “Capitalization Event”). Assuming the Company completes a Capitalization Event, on and after January 1, 2007, the Company may borrow additional amounts under the Agreement up to an aggregate of $20,000,000. Concurrent with the signing of the Agreement the Company repaid approximately $3.4 million of outstanding debt and accrued interest. As of May 16, 2006, the Company had not yet made any draws under the Agreement.
     The Company is not obligated to draw down amounts under the Agreement. Any borrowings under the Agreement shall bear interest at the rate of SVB’s most recently announced prime rate plus 0.50%. Each term advance made under the Agreement is payable in 36 equal monthly payments beginning on the first business day of the calendar quarter following the funding of such term advance. To secure the payment and performance in full of the Company’s obligations under the Agreement, the Company granted SVB a security interest in all of the Company’s assets other than its intellectual property. The Agreement imposes standard affirmative and restrictive covenants on the Company including obligations to maintain certain levels of liquidity, adding specified numbers of patients and operating within net loss parameters. Amounts advanced by SVB to the Company under the Agreement may only be used to finance the manufacture and development of the Company’s System One and PureFlow SL module products and related components and hardware. Further, the Company is also required to maintain operating and/or investment accounts with SVB in an amount at least equal to the outstanding debt obligations under the Agreement. The Company did not issue warrants to SVB as a part of this Agreement.
     Executive Officer Compensation for 2006; 2006 Corporate Bonus Plan
     On March 16, 2006, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved increases to the annual salaries of the Company’s executive officers. Additionally, on March 16, 2006, the Committee approved and adopted the Company’s 2006 Corporate Bonus Plan (the “Plan”). Funding of the bonus pool available under the Plan is based on the achievement of sales and operating expense budget targets, as set forth in the Plan. Under the Plan, individual payouts for senior vice presidents will be proposed to the Committee by the Company’s Chief Executive Officer (“CEO”) based on individual performance and shall not exceed the total funded pool or specified individual bonus percentage targets. The Committee will propose and determine the payout for the CEO, and it will determine the final payout for senior vice presidents. The CEO will propose and determine the payout for vice presidents participating in the Plan.
     For each of the Company’s executive officers, the table below sets forth their annual base salary for 2006, following the authorized increase, and their respective target bonus percentages under the Plan:

		2006 Target Bonus
Executive Officer	2006 Annual Salary	Percentage	2006 Target Bonus
Jeffrey H. Burbank	$298,700	45%	$134,415
David N. Gill	$250,000	35%	$87,500
Philip R. Licari	$231,750	35%	$81,112.50
Joseph E. Turk, Jr.	$223,870.50	35%	$78,354.68

		2006 Target Bonus
Executive Officer	2006 Annual Salary	Percentage	2006 Target Bonus
Winifred L. Swan	$210,000	35%	$73,500
While the Committee approved a target percentage bonus for Mr. Gill for 2006, Mr. Gill will receive shares of restricted common stock in lieu of a cash bonus for his performance during 2006, as detailed below under the heading “Grant of Restricted Stock to David N. Gill.”
     Grant of Restricted Stock to David N. Gill
     On May 10, 2006, the Board of Directors of the Company granted David N. Gill 7,422 shares of restricted common stock (the “Shares”) pursuant to the Company’s 2005 Stock Incentive Plan subject to a restricted stock agreement between Mr. Gill and the Company. The Shares will vest pursuant to the restricted stock agreement on July 31, 2006 unless Mr. Gill voluntarily terminates his employment prior to July 31, 2006 without Good Reason (as such term is defined in Mr. Gill’s Employment Agreement dated as of October 19, 2005 (the “Employment Agreement”)). The Shares will also vest immediately in the event Mr. Gill’s employment is terminated by the Company without Cause (as such term is defined in the Employment Agreement) or by Mr. Gill for Good Reason prior to July 31, 2006. The Company granted the Shares as payment in lieu of any bonus to be paid to Mr. Gill for his performance during 2006.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (b)
     On May 10, 2006, David N. Gill, the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, notified the Company that he intends to resign from the Company effective on or after July 31, 2006. On May 16, 2006, the Company issued a press release announcing Mr. Gill’s intention to resign. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference.
Item 9.01. Financial Statement and Exhibits.
     (d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 16, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: May 16, 2006	By:	/s/ David N. Gill
David N. Gill
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release, dated May 16, 2006.

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